Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITY.

Original Issue Date: August 14, 2026

$616,000 Principal

$550,000 Purchase Price

$66,000 Original Issue Discount

original issue discount

PROMISSORY NOTE

THIS ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE is duly authorized and validly issued at an original issue discount by CHANGE AGENTS CORPORATION, a Delaware corporation (the “Company”) (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to [______________] (the “Holder”), the principal sum of $[616,000] on the date that is the nine month anniversary of the Original Issue Date (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is one of a series of Notes issued pursuant to the Purchase Agreement in the aggregate principal amount of $616,000. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following words and phrases shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 30 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 30 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Common Stock” shall have the meaning ascribed to “Common Stock” in the Purchase Agreement.

“Common Stock Equivalents” shall have the meaning ascribed to “Common Stock Equivalent” in the Purchase Agreement.

“Default Interest Rate” shall have the meaning set forth in Section 2(a).

“Event of Default” shall have the meaning set forth in Section 5(a).

“Exchange Act” shall have the meaning set forth in the Purchase Agreement.

“Indebtedness” shall have the meaning set forth in the Purchase Agreement.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Mandatory Default Amount” means the sum of 125% of the aggregate of (i) the outstanding principal amount of this Note and the accrued and unpaid interest thereon, including default interest, and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“Note Register” shall have the meaning set forth in Section 3(c).

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

“Permitted Indebtedness” means ((i) trade payables incurred in the ordinary course of business consistent with past practice; (ii) Indebtedness existing as of the applicable Closing Date and disclosed on Schedule 5(e) to the Purchase Agreement; (iii) equipment financing and capital lease obligations not exceeding $100,000 in the aggregate at any time outstanding; (iv) Indebtedness in an amount of up to $250,000 and (v) any Indebtedness issued to any Holder(or its designees).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a) through (d) thereunder.

“Person” shall have the meaning set forth in the Purchase Agreement.

“Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, between the Company and the Purchasers, as amended, modified or supplemented from time to time in accordance with its terms.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“VWAP” has the meaning ascribed to it in the Purchase Agreement.

Section 2. Interest/Repayment.

(a) Interest. Interest shall accrue to the Holder on the aggregate then outstanding principal amount of this Note at the rate of 7% per annum, calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. During the existence of an Event of Default, interest shall accrue at the lesser of (i) the rate of 15% per annum, or (ii) the maximum amount permitted by law (the lesser of clause (i) or (ii), the “Default Interest Rate”). Interest shall be due on the first Trading Day of each calendar month during the existence of an Event of Default. Once an Event of Default is cured, the interest rate shall return to 7%. Absent an Event of Default, all accrued and unpaid Interest shall be payable on the Maturity Date.

(b) Prepayment. Before the Maturity Date, all amounts due and owing hereunder, including all accrued and unpaid interest, may be repaid by the Company upon five days’ prior written notice to the Holder in an amount equal to 105% of all amounts due and owing hereunder, including all accrued and unpaid interest, on such repayment date.

Section 3. Registration of Transfers and Exchanges.

(a)  Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fees will be payable for such registration of transfer or exchange.

(b)  Investor Representations. This Note has been issued subject to certain investment representations of the original Holder of this Note set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)  Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Negative Covenants. As long as any portion of this Note remains outstanding, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, take any of the following actions without the prior written consent of Holders holding a majority in principal amount of all Notes then outstanding; provided, however, that the prior written consent of the Holder of this Note shall also be required for any action described in clause (b) that materially and adversely affects the rights of the Holder of this Note or any action described in clause (d) that affects the Company’s payment obligations to the Holder of this Note:

(a) other than Permitted Indebtedness and Permitted Liens, (i) incur, assume, guarantee or suffer to exist any indebtedness for borrowed money, or (ii) create, incur or suffer to exist any Liens, in each case on or with respect to any of its property or assets now owned or hereafter acquired;

(b) amend its charter documents, including its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder of this Note (stock splits and increases in authorized Common Stock excluded), or issue equity securities with such effect;

(c) purchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents;

(d) repay any Indebtedness other than this Note or Permitted Indebtedness, if at such time or after giving effect to such payment any Event of Default exists or the Company cannot satisfy its obligations to the Holder of this Note;

(e) pay cash dividends or distributions on any equity securities of the Company;

(f) enter into any transaction with any Affiliate that would require public disclosure under the Securities Act or Exchange Act, unless on arm’s-length terms and approved by a majority of disinterested directors; or

(g) enter into any agreement with respect to any of the foregoing.

Section 5. Events of Default.

(a) “Event of Default” means the occurrence of any one or more of the following events, but only upon delivery by the Holder of this Note to the Company of written notice declaring such event to constitute an Event of Default (a “Default Declaration”) (and regardless of whether voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court or governmental body):

(i) any default in the payment of (A) principal or interest under this Note or any other Indebtedness, or (B) late fees, liquidated damages or other amounts owing to the Holder of this Note, in each case as and when due and payable (whether on the Maturity Date, by acceleration or otherwise); provided that, solely with respect to clause (B), no Event of Default shall occur if such default is cured within five Trading Days;

(ii) the Company fails to observe or perform any covenant or agreement contained in this Note or any Transaction Document (other than payment obligations covered by clause (i)), and such failure continues uncured for 10 Trading Days after the earlier of (A) written notice from the Holder of this Note or (B) the Company becoming aware of such failure;

(iii) a default or event of default occurs under any material agreement, lease, document or instrument to which the Company or any Subsidiary is a party (other than the Transaction Documents, which are covered by clause (ii)), and such default continues beyond any applicable cure period;

(iv) any representation or warranty made in this Note, any Transaction Document, or any report, financial statement or certificate delivered to the Holder of this Note is untrue or incorrect in any material respect as of the date made, and such breach is not cured (if curable) within 10 Trading Days after the earlier of (A) written notice from the Holder of this Note or (B) the Company becoming aware of such breach;

(v) the Company or any Subsidiary becomes subject to a Bankruptcy Event;

(vi) any levy, seizure, attachment, or uninsured loss or damage affecting property of the Company or any Subsidiary with an aggregate fair value or repair cost exceeding $100,000, which is not set aside, bonded or discharged within 10 days;

(vii) any monetary judgment, writ or similar final process is entered against the Company, any Subsidiary or their property for more than $100,000, and remains unvacated, unbonded or unstayed for 10 days;

(viii) a material adverse effect occurs with respect to the Company or any Subsidiary;

(ix) any provision of any Transaction Document ceases to be valid, binding or enforceable (other than pursuant to its express terms), or the Company or any Subsidiary contests, or commences proceedings to establish the invalidity or unenforceability of, or denies in writing any liability under, any Transaction Document;

(x) the Company fails to use the net proceeds in accordance with the Purchase Agreement;

(xi) the Common Stock is suspended from trading by the SEC, or is not listed or quoted on a Trading Market for 10 Trading Days after notice from the Holder of this Note, or transfers of Common Stock through the Depository Trust Company System become unavailable or subject to a “chill”;

(xii) the Company becomes a party to any Change of Control Transaction or agrees to sell or dispose of all or more than 50% of its assets (whether or not constituting a Change of Control Transaction) provided, that it is understood and agreed to conversion of the Company’s Series E Non-Voting Convertible Preferred Stock issued to holders of RPM Interactive, Inc. pursuant to the merger completed in December 2025 shall not constitute a Change of Control Transact;

(xiii) the Company fails to deliver any shares or securities required under the Transaction Documents by the second Trading Day after receipt of notice (unless caused by the action or inaction of the Holder of this Note), or announces an intention not to honor such delivery obligations;

(xiv) the Company fails to comply in any material respect with Exchange Act reporting requirements (including becoming delinquent in any filing, taking into account any extension under Rule 12b-25), or ceases to be subject to Exchange Act reporting requirements;

(xv) the Company incurs, assumes, guarantees or otherwise becomes liable for any Indebtedness other than Permitted Indebtedness;

(xvi) the Company makes a false or inaccurate certification (including any deemed certification) as to whether any Event of Default has occurred;

(xvii) a Lien other than a Permitted Lien is imposed on assets of the Company or any Subsidiary and is not dissolved within 10 calendar days;

(xviii) the Company fails to deliver the original Note to the Holder of this Note within five Trading Days of the Closing;

(xix) the Company provides material non-public information to the Holder of this Note without the prior written consent of the Holder of this Note;

(xx) the Company restates any financial statements filed pursuant to the Securities Act or Exchange Act for any period from two years prior to the Original Issue Date through the date this Note is no longer outstanding, and if the VWAP on the Trading Day following public announcement of such restatement is 20% or more below the VWAP on the prior Trading Day (for announcements made before 4:00 p.m. New York time, the “next Trading Day” means either the day of announcement or the following Trading Day); or

(xxi) the Company or a Subsidiary enters into a Variable Rate Transaction or similar transaction prohibited under the Purchase Agreement without the prior written consent of the Holder of this Note.

(b) Remedies Upon Event of Default. Upon the delivery of a Default Declaration by the Holder of this Note in accordance with Section 5(a), the outstanding principal amount of this Note, plus all accrued interest, liquidated damages and other amounts owing hereunder, shall become, at the election of the Holder of this Note, immediately due and payable in cash at the Mandatory Default Amount; provided that if the Company’s Common Stock is listed on a national securities exchange at the time of such Event of Default, the Mandatory Default Amount shall be reduced to 100%. The Company hereby waives presentment, demand, protest and all other notices of any kind in connection with such acceleration. Such acceleration may be rescinded by the Holder of this Note at any time prior to payment, without prejudice to any subsequent Event of Default.

(c)  Interest Rate Upon Event of Default. Commencing upon the delivery of a Default Declaration and until such Event of Default is cured or waived by the Holder of this Note, this Note shall accrue interest at an interest rate equal to the Default Interest Rate.

(d) Notice of Potential Default. Upon learning of any event described in Section 5(a)(i) through (xxi) with respect to this Note, the Company shall within two Trading Days deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) to the Holder of this Note.

Section 6. Miscellaneous.

(a)   Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, email, followed by FedEx or similar receipted next day delivery, as follows:

If to the Company:	Change Agents Corporation
4400 Route 9 South, Suite 3100
Freehold, NJ 07728
Email: sam@changeagentscorp.com
Attention: Sam Knipper

with a copy to:

(which shall not constitute notice)

Sheppard Mullin Richter & Hampton

30 Rockefeller Plaza, 38th Floor

New York, NY 10112

Email: rafriedman@sheppard.com

Attention: Richard Friedman

If to the Holder:	To the address designated for such Holder on the Issuance Schedule to the Purchase Agreement.

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

(b)  Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest and late fees, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c)  Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of this Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d)  Exclusive Jurisdiction; Governing Law; Prevailing Party Attorneys’ Fees. All questions concerning the construction, validity, enforcement and interpretation of this Note and venue shall be governed by and construed and enforced in accordance with Section 6(g) of the Purchase Agreement. If any party shall commence an Action or Proceeding to enforce or otherwise relating to this Note, then, in addition to the other obligations of the Company elsewhere in this Note, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(e)  Waiver. Any waiver by the Company or the Holder of this Note of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder of this Note to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder of this Note must be in writing.

(f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect. If any interest or other amount due hereunder violates applicable usury law, the applicable rate shall automatically be reduced to the maximum permitted rate. The Company waives the benefit of any stay, extension or usury law that would prohibit or forgive payment of any portion of the principal or interest on this Note.

(g) Remedies and Injunctive Relief. All remedies under this Note and the Transaction Documents are cumulative and in addition to any remedies at law or in equity. The Company acknowledges that a breach of its obligations hereunder will cause irreparable harm to the Holder and agrees that the Holder shall be entitled to injunctive relief without the necessity of showing economic loss or posting any bond. The Company shall provide all information and documentation reasonably requested by the Holder to confirm the Company’s compliance with this Note.

(h) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

CHANGE AGENTS CORPORATION

By:
Name:
Title: